A PHASE IIA STUDY TO EVALUATE THE SAFETY, PHARMACOKINETICS, AND PHARMACODYNAMICS OF REPEATED ADMINISTRATIONS OF THE HEPCIDIN ANTAGONIST PRS-080 OVER 4 WEEKS IN ANEMIC CHRONIC KIDNEY DISEASE PATIENTS UNDERGOING HEMODIALYSIS Author(s): Lutz Renders, Frank Dellanna, František Švára, Jitka Řehořová, Ondřej Viklický, Ming Wen, Matthias Braunisch, Karoline Meurer, Anne Maschek, Goran Martic, Kayti Aviano, Ingmar Bruns, Louis Matis Abstract: S1630 Type: Oral Presentation Presentation during EHA24: Sunday, June 16, 08:45 – 09:00 Location: Hall 3B Background Patients suffering with chronic kidney disease (CKD) commonly present with anemia. Current treatment regimens consist of iron, erythropoietin stimulating agents (ESAs), or both, but a significant number of patients remain anemic despite these therapies. Hepcidin, a liver-derived hormone, is a central regulator of iron homeostasis, frequently elevated in CKD patients and thought to represent a root cause of the hypoferremia. Therefore, hepcidin inhibition has the potential to ameliorate functional iron deficiency anemia in CKD patients. PRS-080 is a pegylated Anticalin® hepcidin antagonist that has been shown to induce dose dependent serum iron mobilization and increased transferrin saturation (TSAT) in single ascending dose phase 1 clinical studies, both in healthy male volunteers and dialysis dependent CKD patients (PLOS- One, in press). Aims To determine the safety and tolerability of 5 repeated intravenous administrations of PRS-080 at doses of 4 and 8 mg/kg body weight (BW) compared to placebo, in anemic, hemodialysis dependent stage 5 CKD patients, as well as to assess pharmacokinetics, pharmacodynamics and immunogenicity. Methods Twelve patients were enrolled. Four patients per cohort each received PRS-080 at a dose of 4 or 8 mg/kg, with two patients per cohort receiving placebo. The study included a screening period of 4 weeks; the mean of 3 hemoglobin (Hb) values during the screening period, each obtained at least 7 days apart was required to be ≤10.5 g/dL, with a difference of ≤1.0 g/dL between the lowest and highest values. Additional inclusion criteria included Ferritin > 300 ng/mL and TSAT ≤30%. The ESA dose had to remain stable for at least 4 weeks prior to screening, as well as through the treatment period, and iron therapy had to be withdrawn 1 week before randomization. Study medication was administered by infusion over 60 minutes using an infusion pump on day 0, day 7, day 14, day 21, and day 28. Patients were observed with regard to safety up until day 112. Safety was monitored continuously by a data safety monitoring board (DSMB), including prior to dose escalation.

**Results**
There were no treatment related adverse events (AEs) or serious adverse events (SAEs). Robust iron mobilization with increases in both serum iron and TSAT were consistently observed following each weekly dose in both dose cohorts. Peak iron concentrations were higher in the 8mg/kg cohort than in the 4mg/kg cohort.

Whereas there was no clear difference in Hb values between placebo and PRS-080 patients in the 4mg/kg cohort over the course of treatment, evidence of a Hb response with clear separation of Hb values between placebo and PRS-080 could be shown in the 8mg/kg cohort during the treatment period, consisting of an increase of Hg in drug treated patients and a decline in placebo patients, potentially related to the withdrawal of iron treatment.

**Fig 1: Hb Difference to Day 0, pre-dialysis values Day 0 to Day 56**


ΔHb mean Placebo vs. PRS-080 pre-dialysis
day 0 = Baseline
Treatment phase
Post-Treatment phase
ΔHb [g/dL]
2.0
1.5
1.0
0.5
0.0
-0.5
-1.0
-1.5
-2.0
7
14
21
28
35
42
49
56 days
PRS-080 [8 mg/kg]
Placebo

**Conclusion**
PRS-080 was safe and well tolerated at both dose levels in this exploratory phase 2a multiple ascending dose clinical study in anemic dialysis-dependent CKD patients. Promising results were achieved in terms of both iron mobilization and increased TSAT, as well as initial evidence of an increase in Hb levels in the higher dose group. Further studies to determine the optimal treatment regimen with PRS-080 are warranted.

**Session topic:** 29 - Iron metabolism, deficiency and overload.

**Keyword(s):** Anemia, CKD, Hepcidin Antagonist, Anticalin

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